UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2013

ASCEND ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51840	20-3881465
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

360 Ritch Street, Floor 3, San Francisco, California	94107
(Address of Principal Executive Offices)	(Zip Code)

(307) 633-2831
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

General; Structure of Merger

On June 12, 2013, Ascend Acquisition Corp. (“Ascend”), a Delaware corporation, entered into the Merger Agreement and Plan of Organization (“Merger Agreement”) by and among Ascend, Ascend Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Ascend (“Merger Sub LLC”), Ascend Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Ascend (“Merger Sub Inc.”), Kitara Media, LLC, a Delaware limited liability company (“Kitara Media”), New York Publishing Group, Inc., a Delaware corporation (“NYPG”), and those certain securityholders of Kitara Media and NYPG executing the “Signing Holder Signature Page” thereto, which securityholders hold all of the outstanding membership interests of Kitara Media (the “Kitara Signing Holder”) and all of the outstanding shares of common stock of NYPG (the “NYPG Signing Holder” and together with the Kitara Signing Holder, the “Signing Holders”).

Upon consummation of the transactions contemplated by the Merger Agreement, (i) Merger Sub LLC will merge into Kitara Media, with Kitara Media surviving the merger and becoming a wholly-owned subsidiary of Ascend (“Kitara Media Merger”) and (ii) Merger Sub Inc. will merge into NYPG, with NYPG surviving the merger and becoming a wholly-owned subsidiary of Ascend (“NYPG Merger”, together with the Kitara Media Merger, the “Mergers”).

Kitara Media is an online video solutions provider that increases revenue to website publishers.  NYPG is a publisher of Adotas, a website and daily email newsletter reaching over 100,000 targeted advertising professionals.

The merger is expected to be consummated within 30 days (the “Closing”), after obtaining the required consents and approvals and the fulfillment of certain other conditions, as described herein and in the Merger Agreement.

The following summaries of the Mergers and related transactions, the Merger Agreement and the other agreements to be entered into by the parties are qualified in their entirety by reference to the text of the agreements, certain of which are attached as exhibits hereto and are incorporated herein by reference.

Merger Consideration

Kitara Media Merger Consideration

At the Closing, the outstanding membership units of Kitara Media (“Kitara Media Membership Unit(s)”) will automatically be canceled, extinguished and converted into the right of the Kitara Media Membership Unit holder (“Kitara Media Member”) to receive an aggregate of 20,000,000 shares of common stock, par value $0.0001 per share, of Ascend (“Ascend Common Stock”).  In addition, the Kitara Media Member will either receive from Kitara Media, or be required to pay to Kitara Media, an additional cash payment after the Closing to account for any differences between the estimated and actual working capital of Kitara Media at the time of Closing.  Kitara Media, as the surviving subsidiary, will issue to Ascend 100% of the Kitara Media Membership Units.

NYPG Merger Consideration

At the Closing, the outstanding common stock of NYPG (“NYPG Common Stock”) will automatically be canceled, extinguished and converted into the right of NYPG stockholders to receive (i) an aggregate of 10,000,000 shares of Ascend Common Stock and (ii) the revenue generated by NYPG, arising solely from the current operations of NYPG, from the Closing through December 31, 2013.  NYPG, as the surviving subsidiary, will issue to Ascend 100% of the outstanding NYPG Common Stock.

Post-Merger Ownership of Ascend

As a result of the Mergers, the Kitara Media Member and the stockholders of NYPG will hold an aggregate of 30,000,000 shares of Ascend Common Stock, or approximately 50.7% of the outstanding shares of Ascend Common Stock after accounting for the closing conditions which require certain shares to be returned to Ascend for cancellation, and that Ascend raise a minimum of $2 million of capital stock at $0.50 per share.

Lock-up

Each officer, director and 10% or greater securityholder of Kitara Media, NYPG and Ascend will agree not to sell any of their shares of Ascend common stock for 12 months after the Closing, subject to certain exceptions.

Registration Rights

Ascend has agreed to register the resale of the shares of Ascend Common Stock to be issued in the Mergers pursuant to a registration rights agreement to be entered into prior to the Closing.

Representations and Warranties

The Merger Agreement contains certain customary representations and warranties of Ascend, Merger Sub LLC, Merger Sub Inc., Kitara Media, NYPG and the Signing Holders relating to, among other things, (a) proper organization and similar corporate matters, (b) capital structure of each constituent company, (c) the authorization, performance and enforceability of the Merger Agreement, (d) licenses and permits, (e) taxes, (f) financial information and absence of undisclosed liabilities, (g) holding of leases and ownership of real property and other properties, including intellectual property, (h) contracts, (i) title to, and condition of, properties and environmental condition thereof, (j) absence of certain changes, (k) employee matters, (l) compliance with laws, (m) litigation and (n) regulatory matters.

Indemnification

The Signing Holders have agreed to indemnify Ascend, subject to certain customary terms and conditions specified in the Merger Agreement, for breaches of representations and warranties and covenants by Kitara Media, in the case of the Kitara Media Member and NYPG, in the case of stockholders of NYPG.  Ascend has agreed to indemnify the Signing Holders, subject to certain customary terms and conditions specified in the Merger Agreement, for breaches of representations and warranties and covenants by Ascend, Merger Sub LLC or Merger Sub Inc.  To provide for the parties’ post-Closing respective indemnification rights, Ascend, the Committee (as defined in the Merger Agreement), the Representatives (as defined in the Merger Agreement) and Continental Stock Transfer and Trust Company will enter into an escrow agreement (“Escrow Agreement”) prior to Closing, pursuant to which an aggregate amount of shares equal to ten percent (10%) of Ascend Common Stock (“Escrow Shares”) to be received by the Kitara Media Member and stockholders of NYPG will be deposited in escrow at Closing.  The Escrow Shares will be released on the 5th business day after Ascend is required to file its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (“SEC”) for the year ending December 31, 2013, less any amount of shares due in satisfaction of or reserved with respect to indemnification claims.

Covenants

Ascend, Kitara Media and NYPG have each agreed to continue to operate their respective businesses in the ordinary course prior to the Closing and not to take certain actions specified in the Merger Agreement without the prior written consent of the other party.  The parties have also each agreed not to solicit, initiate or engage in negotiations with any other person relating to a possible Merger Transaction (as defined in the Merger Agreement).

The Merger Agreement also contains additional agreements of the parties, including, among others, agreements providing for:

●
the parties to maintain in confidence any non-public information received from any other party and to use such information only for purposes of consummating the transactions contemplated by the Merger Agreement;

●
the parties to use commercially reasonable efforts to satisfy all of the closing conditions and to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions, and to  contemplated by the Merger Agreement;

●	each officer, director and 10% or greater securityholder of Ascend, Kitara Media and NYPG to execute and deliver to the other parties a lock-up agreement (as described above); and

●
Ascend to use its reasonable best efforts to raise at least $2 million of equity capital through the sale of Ascend capital stock at a price per share of $0.50, including the conversion of outstanding loans and advances.

Conditions to Closing

General Conditions

The consummation of the transactions contemplated by the Merger Agreement are conditioned upon (i) no order, injunction, judgment or decree being issued by any governmental authority or enactment of any statute, rule, regulation or other order which would prohibit in whole or in part, the consummation of such transactions and (ii) the execution and delivery of the lock-up agreements by each of the officers, directors and 10% or greater securityholders of Kitara Media, NYPG and Ascend.

Kitara Media, NYPG and the Signing Holders’ Conditions to Close

The obligations of Kitara Media, NYPG and the Signing Holders to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon, among other things, each of the following, any of which may be waived in writing exclusively by Kitara Media and NYPG:

●	there shall not have been any material adverse effect affecting Ascend, Merger Sub LLC or Merger Sub Inc. that has occurred since the signing of the Merger Agreement;

●	the Escrow Agreement shall have been executed and delivered by Ascend and the Committee;

●	employment agreements between Ascend and certain Kitara Media and NYPG employees shall have been executed and effective as of the Closing;

●	Ascend shall have raised at least $2 million of equity capital through the sale of Ascend capital stock at a price per share of $0.50;

●	certain existing Ascend stockholders shall have contributed an aggregate of 25,813,075 shares of Ascend Common Stock for cancellation; and

●	a registration rights agreement by and among the Kitara Media Member, stockholders of NYPG and Ascend shall have been executed and delivered by Ascend.

Ascend, Merger Sub LLC and Merger Sub Inc.’s Conditions to Close

The obligations of Ascend, Merger Sub LLC and Merger Sub Inc. to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon, among other things, each of the following, any of which may be waived in writing exclusively by Ascend:

●	there shall not have been any material adverse effect affecting Kitara Media or NYPG that has occurred since the signing of the Merger Agreement;

●	the Escrow Agreement shall have been executed and delivered by the Representatives;

●
representation letters shall have been delivered from each Kitara Media Member and stockholder of NYPG Common Stock, and no more than 35 of such holders shall have indicated that they are not an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended;

●
(i) all outstanding indebtedness owned by any insider of Kitara Media and NYPG shall have been repaid in full; (ii) all guarantees or similar arrangements pursuant to which Kitara Media and NYPG had guaranteed the payment or performance of any obligations of any Kitara Media or NYPG insider to a third party shall have been terminated; and (iii) no Kitara Media and NYPG insider shall own any direct equity interests in any subsidiary of either Kitara Media or NYPG; and

●	Kitara Media shall have a minimum working capital of $2.5 million.

Termination

The Merger Agreement may be terminated at any time prior to the Closing as follows:

●	by mutual written consent of all the parties;

●	by any of Ascend, Kitara Media or NYPG if the Mergers have not been consummated by July 15, 2013;

●
by any of Ascend, Kitara Media or NYPG if a governmental entity has issued an order, decree, judgment or ruling or taken any other action, which restrains, enjoins or otherwise prohibits the Mergers, which action is final and nonappealable;

●
by either Kitara Media or NYPG upon a material breach of any representation, warranty, covenant or agreement by Ascend, Merger Sub LLC or Merger Sub Inc., or if any representation or warranty has become untrue such that the closing conditions cannot be met, provided that Ascend is given time to cure such breach or condition prior to the Closing; and

●
by Ascend upon a material breach of any representation, warranty, covenant or agreement by Kitara Media, NYPG or any Signing Holder, or if any representation or warranty has become untrue such that the closing conditions cannot be met, provided that Kitara Media, NYPG or the Signing Holder is given time to cure such breach or condition prior to the Closing.

Item 7.01          Regulation FD Disclosure.

Attached as Exhibit 99.2 to this Current Report on Form 8-K is a presentation concerning the business of Kitara Media and NYPG, the proposed Mergers and the transactions contemplated by the Merger Agreement.

The information in the presentation is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The presentation shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

Item 9.01          Financial Statements, Pro Forma Financial Information and Exhibits.

(d)    Exhibits:

Exhibit	Description
2.1
Merger Agreement and Plan of Reorganization, dated as of June 12, 2013, among Ascend Acquisition Corp., Ascend Merger Sub, LLC, Ascend Merger Sub, Inc., Kitara Media, LLC, New York Publishing Group, Inc. and the signing holders listed on the “Signing Holder Signature Page” thereto.*

99.1	Press release dated June 12, 2013.
99.2	Investor Presentation.

* Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). Ascend agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 12, 2013	ASCEND ACQUISITION CORP.

	By:	/s/ Craig dos Santos
Craig dos Santos
Chief Executive Officer